                                                                   EXHIBIT (h.1)

                    MANAGEMENT AND ADMINISTRATION AGREEMENT

                              As of June __, 2002

Treasury Plus, Inc.
320 North Central Avenue, Suite 620
Phoenix, Arizona 95012

Ladies and Gentlemen:

               The Metzler/Payden Investment Group, a Delaware business trust (the "Trust"), herewith confirms its Agreement with Treasury Plus, Inc., a California corporation ("Administrator"), as follows:

               The Trust desires to employ a portion of its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Declaration of Trust and in the Prospectuses and Statements of Additional Information relating to each of the investment portfolios and any additional investment portfolios of the Trust, as each are or will be identified on Schedule A hereto (such investment portfolios and any additional investment portfolios together called the "Funds"), copies of which have been or will be submitted to Administrator, and in resolutions of the Trust's Board of Trustees. The Trust and Administrator hereby agree that Administrator will serve as the manager and administrator for the Funds upon the following terns and conditions.

               1. Services as Manager and Administrator

               Subject to the direction and control of the Board of Trustees and officers of the Trust, Administrator will supervise all aspects of the operations of the Funds except those performed by the investment adviser for the Funds under its Investment Management Agreement, the custodian for the Funds under its Custodian Agreement, the transfer agent for the Funds under its Transfer Agency Agreement and the fund accountant for the Funds under its Fund Accounting Agreement.

               Administrator will maintain office facilities (which may be in the offices of Administrator or an affiliate but shall be in such location as the Trust shall reasonably determine); furnish statistical and research data, clerical and certain bookkeeping services and stationery and office supplies; prepare the periodic reports to the Securities and Exchange Commission (the "Commission") on Form N-SAR or any replacement forms therefor; compile data for, prepare for execution by the Funds and file all the Funds' federal and state tax returns and required tax filings other than those required to be made by the Funds' custodian and transfer agent; prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; assist to the extent requested by the Trust with the Trust's preparation of its Annual and Semi-Annual Reports to Shareholders and its Registration Statements (on Form N-1A or any replacement therefor); compile data for, prepare and file timely Notices to the Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"); keep and maintain the financial accounts and records of the Funds, including those with respect to calculation of daily expense accruals; in the case of money market funds, periodically review the amount of the deviation, if any, of the current net asset value per share (calculated using available market quotations or an appropriate substitute that reflects current market conditions) from each money market fund's amortized cost price per share; and generally assist in all aspects of the operations of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

               Administrator will authorize and permit any of its partners, officers and employees who may be elected as officers of the Trust to serve in the capacities in which they are elected. Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Administrator shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor; and provided further, that Administrator shall be responsible, to the extent provided in Section 4 hereof, for all acts of such subcontractor as if such acts were its own.

               2. Fees; Expenses; Expense Reimbursement

               In consideration of services rendered and expenses assumed pursuant to this Agreement, each of the Funds will pay Administrator on the first business day of each month, or at such time(s) as Administrator shall request and the parties hereto shall agree, a fee computed daily and paid as specified below equal to the lesser of (a) the annual rate of 0.08% of the average daily net assets of each Fund, or (b) such other fee as may from time to time be agreed upon in writing by the Trust Administrator. Administrator may increase the fees it charges pursuant to Schedule A upon 90 days prior notice to the Trust; provided, however, that Administrator may not increase such fees until the expiration of the initial term of this Agreement unless the Trust otherwise agrees to such change in writing.

               The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

               For the purpose of determining fees payable to Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional information respecting that Fund as from time to time in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund.

               Administrator will from time to time employ or associate with itself such person or persons as Administrator may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers, or employees who are employed by both Administrator and the Trust. The compensation of such person or persons shall be paid by Administrator and no obligation may be incurred on behalf of the Funds in such respect. Other expenses to be incurred in the operation of the Funds including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not officers, directors, shareholders or employees of Administrator or the investment adviser or distributor for the Funds, commission fees and state Blue Sky qualification and renewal fees and expenses, investment advisory fees, custodian fees, transfer and dividend disbursing agents' fees, fund accounting fees (including fees for pricing of portfolio securities), certain insurance premiums, outside and, to the extent authorized by the Trust, inside auditing and legal fees and expenses, costs of maintenance of corporate existence, costs of typesetting and printing prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders' and Trustees' reports and meetings and any extraordinary expenses will be borne by Funds; provided, however, that the Funds will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of shares of the Funds.

               If in any fiscal year the aggregate expenses of a particular Fund (as defined under the securities regulations of any state having jurisdiction over the Trust) exceed the expense limitations of any such state, Administrator will reimburse such Fund for a portion of such excess expenses equal to such excess times the ratio of the fees respecting such Fund otherwise payable to Administrator hereunder to the aggregate fees respecting such Fund otherwise payable to Administrator hereunder and to Metzler-Payden, LLC under the Investment Management Agreement between Metzler-Payden, LLC and the Trust. The expense reimbursement obligation of Administrator is limited to the amount of is fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing Administrator shall reimburse a particular Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent the securities regulations of any state having jurisdiction over the Trust so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

               3. Proprietary and Confidential Information

               Administrator agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall be in the sole discretion of the Trust; provided however, that such approval may not be withheld where Administrator may be exposed to civil or criminal contempt proceedings for failure to comply or when requested to divulge such information by duly constituted authorities.

               4. Limitation of Liability

               Administrator shall not be liable for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on Administrator's part in the performance of its duties or from reckless disregard regard by it of its obligations and duties under this Agreement. Any person, even though also a director, officer, employee, or agent of Administrator, who may be or become an officer, Trustee, employee, or agent of the Trust or the Funds shall be deemed, when rendering services to the Trust or the Funds (other than services required to be performed on behalf of the Trust or the Funds by Administrator pursuant to this Agreement), or when acting on any business of that party (other than business required to be performed on behalf of that party by Administrator pursuant to this Agreement), to be rendering such services to or acting solely for that party and not as a director, officer, employee, or agent or one under the control or direction of Administrator even though paid by it.

               5. Term

               This Agreement shall become effective as of the date first written above (or, if a particular Fund is not in existence on the date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) and shall continue until June __, 2004, and thereafter shall be renewed automatically for successive one-year terns upon annual approval by the Trust's Board of Trustees. Notwithstanding the foregoing, after the initial term this Agreement is terminable by either party with respect to a particular Fund at any time on not less than 60 days notice by the Trust's Board of Trustees or by Administrator.

               6. Governing Law and Matters Relating to the Trust as a Delaware Business Trust

               This Agreement shall be governed by the law of the State of Delaware. The name "The Metzler/Payden Investment Group" and "Trustees of The Metzler/Payden Investment Group" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the

Declaration of Trust dated as of ________, 2002, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. Administrator acknowledges and agrees that the obligations of "The Metzler/Payden Investment Group" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and that Administrator must look solely to the assets of the Trust for the enforcement of any claims against the Trust.

               7. Representatives

               Each party represents and warrants to the other that this Agreement has been duly authorized by such party and, when executed and delivered by such party, will constitute a legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and to general equitable principles.

               8. Miscellaneous

               Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by a party against which the enforcement of the change, waiver, discharge or termination is sought. Notices of any kind to be given to the Trust hereunder by Administrator shall be in writing and shall be duly given if mailed or delivered to the Trust at 333 South Grand Avenue, 32nd Floor, Los Angeles, California 90071, Attention: President, or at such other address or to such other individual as shall be so specified by the Trust to Administrator hereunder. Notices of any kind to be given to Administrator hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to Administrator at 320 North Central Avenue, Suite 620, Phoenix, Arizona 95012, Attention: President, or at such other address or to such other individual as shall be so specified by Administrator to the Trust hereunder.

               If the foregoing is in accordance with your understanding, kindly so indicate by signing and returning to us the enclosed copy hereof.


                                   Very truly yours,

                                   THE METZLER/PAYDEN INVESTMENT GROUP

                                   By:
                                       ----------------------------------------

Accepted:

TREASURY PLUS, INC.

By:
    -------------------------------

                     MANAGEMENT AND ADMINISTRATION AGREEMENT

                                    EXHIBIT A

Metzler/Payden International Equity Fund
Metzler/Payden ADR Equity Fund
Metzler/Payden European Equity Fund